March 30, 2020

To the Board of Directors
TEO Foods, Inc.

Due to staffing issues at our firm and our clients staffing difficulties as a result of the COVID-19 pandemic, we need additional time to complete the audit procedures required to furnish our opinion. We concur with TEO Foods, Inc. that it is necessary to file a report on Form 8-K to request the additional 45-day extension to file annual report on Form 10-K.

Very truly yours,

Accell Audit & Compliance, PA

Accell Audit & Compliance, P.A.